INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES RANDALL C. SPAK
PRESIDENT OF LANE FURNTIURE INDUSTRIES

St. Louis, Missouri, February 13, 2004 — W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Randall C. (Randy) Spak as President and Chief Executive Officer of Lane Furniture Industries, a subsidiary of Furniture Brands International.

Mr. Spak, age 49, has been serving as Executive Vice President of Sales and Marketing for Lane since 2000. He began his furniture career in retail at Scarsella Furniture in Youngstown, Ohio following his 1976 graduation from Youngstown State University. He worked as the Northeast Ohio sales representative for Franklin Furniture in Columbiana, Ohio from 1977 through 1981. He then joined the Simmons Company as the Midwest Upholstery Manager and became Vice President of Merchandising for the Hide–A–Bed Division in 1983. Mr. Spak’s career with Lane began in 1986 as the Southeast Regional Sales Manager and he was appointed Vice President of National Accounts in 1997. He held that position for three years until he was promoted to his current position in 2000.

Mr. Holliman stated: “Randy Spak is an outstanding manager with a tremendous level of experience in the furniture industry, including important experience in the retail side of the business. His appointment to this role demonstrates the depth of talent within the Furniture Brands organization, and I fully expect that under his leadership Lane will continue as one of our industry’s strongest performers.”

Mr. Spak will report to John T. (Tom) Foy, newly–appointed President and Chief Operating Officer of Furniture Brands International. Mr. Foy said: “Randy and I have worked closely together at Lane for many years and I have great confidence in his ability and his determination to maintain Lane’s industry leading position. Randy is a natural leader and a great friend. I look forward to working with him in our new roles.”

Mr. Spak commented: “I appreciate this enormous challenge. For nearly 20 years I have made my home at Lane and I look forward to increasing the tremendous momentum we have all built at this great company. I am honored to be called upon to join Mickey and Tom as part of the outstanding Furniture Brands management team.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best–known brand names in the industry —Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.